Exhibit 10.31

OPEN TEXT CORPORATION

DIRECTORS’ DEFERRED SHARE UNIT PLAN

Effective February 2, 2010

Section 1	Interpretation

1.1	Purpose

The purposes of the Plan are:

(a)	to promote a greater alignment of long-term interests between directors of the Corporation and the shareholders of the Corporation; and

(b)	to provide a compensation system for directors that, together with the other director compensation mechanisms of the Corporation, is reflective of the responsibility, commitment and risk accompanying Board membership and the performance of the duties required of the various committees of the Board.

1.2	Definitions

As used in the Plan, the following terms have the following meanings:

(a)	“Account” means the account maintained by the Corporation in its books for each Eligible Director to record the DSUs credited to such Eligible Director under the Plan;

(b)	“Affiliate” means an affiliate of the Corporation, as applicable, as the term “affiliate” is defined in paragraph 8 of the Canada Revenue Agency’s interpretation bulletin IT-337R4, Retiring Allowances;

(c)	“Annual Remuneration” means all amounts payable to an Eligible Director by the Corporation in respect of the services provided by the Eligible Director to the Corporation in connection with such Eligible Director’s service on the Board in a fiscal year, including without limitation (i) the annual base retainer fee for serving as a director, (ii) the annual retainer fee for serving as a member of a Board committee; and (iii) the annual retainer fee for chairing a Board committee which amounts shall, unless otherwise determined by the Board or the Committee, be payable Quarterly in arrears; provided that “Annual Remuneration” shall not include any amounts received by an Eligible Director as a reimbursement for expenses incurred in attending meetings or any DSUs awarded under Section 2.3.2;

(d)	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

(e)	“Beneficiary” means an individual who, on the date of an Eligible Director’s death, is the person who has been designated in accordance with Section 4.7 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Director, or where the individual does not survive the Eligible Director, the Eligible Director’s legal representative;

(f)	“Board” means those individuals who serve from time to time as the directors of the Corporation;

(g)	“Broker” means, with respect to an Eligible Director, a broker independent from the Corporation under Stock Exchange Rules, who has been designated by the Eligible Director in accordance with rules established by the Committee and who is a member of the Toronto Stock Exchange, NASDAQ, or any such other stock exchange as may be determined by the Committee from time to time.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(i)	“Committee” means the Corporate Governance and Nominating Committee of the Board, or such other persons designated by the Board;

(j)	“Common Share” means a common share of the Corporation and includes any shares of the Corporation into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization;

(k)	“Conversion Date” means the date used to determine the Fair Market Value of a Deferred Share Unit for purposes of determining the number of Deferred Share Units to be credited to an Eligible Director under Section 2.3.1, which date shall, subject to variation as determined by the Board or Committee taking into account the trading blackout period applicable to the Corporation’s directors as specified in the Corporation’s insider trading policy, be the second trading day on the Toronto Stock Exchange following the announcement and release of the Corporation’s financial results for each Quarter and, in any event, shall not be earlier than the first business day of the year in respect of which the Deferred Share Units are being provided;

(l)	“Corporation” means Open Text Corporation and includes any successor corporation thereof, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board or the Committee;

(m)	“Deferred Share Unit” or “DSU” means a unit credited by the Corporation to an Eligible Director by way of a bookkeeping entry in the books of the Corporation, as determined by the Board, pursuant to the Plan, the value of which at any particular date shall be the Fair Market Value at that date;

(n)	“DSU Award Agreement” means the written agreement evidencing an award of Deferred Share Units under Section 2.3.2 in the form of Schedule B hereto;

(o)	“Election Notice” means the written election under Section 2.2 to receive Deferred Share Units in the form of Schedule A hereto;

(p)	“Eligible Director” means all directors of the Corporation who are not employees of the Corporation or any Affiliate, and including any non-executive Chair of the Board;

(q)	“Entitlement Date” has the meaning ascribed thereto in Section 3.1 or Section 3.2, as applicable;

(r)	“Fair Market Value” means, with respect to any particular date, the simple average closing price of the Common Shares as traded on the stock exchange on which the highest aggregate volume of Common Shares have traded on each of the five trading days immediately preceding the particular date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Corporation in its sole discretion, acting reasonably and in good faith;

(s)	“Plan” means this Open Text Corporation Directors’ Deferred Share Unit Plan, as amended from time to time;

(t)	“Quarter” means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be the three month period ending September 30, December 31, March 31 or June 30 in any year and “Quarterly” means each “Quarter”;

(u)	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Corporation are listed.

(v)	“Take-over Bid” means a take-over bid, as defined in the Securities Act (Ontario), which is a “formal bid” as defined in such Act, and which is made for all of the issued and outstanding Common Shares and may exclude (i) those Common Shares in the capital of the Corporation which are then owned by the offeror under such Take-over Bid, and/or (ii) those Common Shares which the offeror under such Take-over Bid then otherwise has, directly or indirectly, the right to acquire.

(w)	“Termination Date” means the date of a separation from service or loss of office or employment of the Eligible Director, including (i) the voluntary resignation or retirement of an Eligible Director from the Board; (ii) the death of an Eligible Director; or (iii) the removal of an Eligible Director from the Board whether by shareholder resolution or failure to achieve re-election; provided that the Eligible Director is not then an employee of the Corporation or an employee or director of an Affiliate;

(x)	“U.S. Taxpayer” means an Eligible Director who is a citizen or permanent resident of the United States for purposes of the Code or an Eligible Director for whom the compensation subject to deferral under this Plan would otherwise be subject to income tax under the Code.

1.3	Effective Date

The Plan shall be effective as of February 2, 2010.

1.4	Eligibility

If an Eligible Director should become an officer or employee of the Corporation while remaining as a director, his eligibility for the Plan shall be suspended effective the date of the commencement of his employment and shall resume upon termination of such employment provided he continues as a director of the Corporation. During the period of such ineligibility, such individual shall not be entitled to receive or be credited with any Deferred Share Units under the Plan, other than dividend allocations under Section 2.4.

1.5	Construction

In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise. All amounts referred to in this Plan are stated in Canadian dollars unless otherwise indicated.

1.6	Administration

The Committee shall, in its sole and absolute discretion: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to any officer of the Corporation, including without limitation the Chief Financial Officer or Secretary of the Corporation; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Director and any other person claiming an entitlement or benefit through the Eligible Director. All expenses of administration of the Plan shall be borne by the Corporation as determined by the Committee.

1.7	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 2	Election Under the Plan

2.1	Payment of Annual Remuneration

Subject to Section 2.2 and such rules, regulations, approvals and conditions as the Committee may impose, an Eligible Director may elect to receive his Annual Remuneration in the form of Deferred Share Units or cash or any combination thereof.

2.2	Election Process

(a)	A person who is an Eligible Director on the effective date of the Plan may elect a form or forms of payment of Annual Remuneration payable for services provided after such effective date of the Plan by completing and delivering to the Secretary of the Corporation an initial Election Notice by no later than 30 days after the effective date of the Plan, which shall apply to the Eligible Director’s Annual Remuneration payable for services provided after the effective date of such election, subject to the provisions of Section 2.2(c).

(b)	An individual who becomes an Eligible Director during a year may elect the form or forms of payment of Annual Remuneration earned in Quarters that commence after the date the election is made by completing and delivering to the Secretary of the Corporation an Election Notice. An Election Notice shall not be effective to require that Annual Remuneration earned in the year in which the individual becomes an Eligible Director be provided in the form of Deferred Share Units if (i) such Election Notice is not completed and delivered to the Secretary of the Corporation within 30 days after the individual becomes an Eligible Director; or (ii) the individual previously participated in this Plan or any other plan that is required to be aggregated with this Plan for purposes of Section 409A of the Code.

(c)	An Eligible Director who has made an election under Section 2.2(a) or 2.2(b), or who has never made any such election may elect the form or forms of payment of his Annual Remuneration for a subsequent fiscal year by completing and delivering to the Secretary of the Corporation a new Election Notice on or before December 31 immediately preceding the first day of such subsequent fiscal year.

(d)

The Committee may prescribe election forms for use by Eligible Directors who are residents of a jurisdiction other than Canada that differ from the election forms it prescribes for use by Canadian resident Eligible Directors where the Committee determines it is necessary or desirable to do so to obtain comparable treatment for the Plan, the Eligible Directors or the Corporation under the laws or regulatory policies of such other jurisdiction as is provided under the laws and regulatory policies of Canada and its Provinces, provided that no election form prescribed for use by a non-resident of Canada shall contain terms that would cause the Plan to cease to meet the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) and any successor to such provisions.

(e)	For greater certainty, if the Corporation establishes a policy for members of the Board with respect to the acquisition and / or holding of Common Shares and / or DSUs, each Director shall ensure that any election he or she makes under this Section 2.2 complies with such policy.

2.3	Deferred Share Units

2.3.1    Deferred Share Units elected by an Eligible Director pursuant to Section 2.2 shall be credited to the Eligible Director’s Account as of the applicable Conversion Date. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to an Eligible Director’s Account as of a particular Conversion Date pursuant to this Section 2.3.1 shall be determined by dividing the portion of that Eligible Director’s Annual Remuneration for the applicable period to be satisfied by Deferred Share Units by the Fair Market Value on the particular Conversion Date.

2.3.2    In addition to Deferred Share Units granted pursuant to Section 2.3.1, the Board may award such number of Deferred Share Units to an Eligible Director as the Board deems advisable to provide the Eligible Director with appropriate equity-based compensation for the services he or she renders to the Corporation. The Board shall determine the date on which such Deferred Share Units may be granted and the date as of which such Deferred Share Units shall be credited to a Participant’s Deferred Share Unit Account, together with any terms or conditions with respect to the vesting of such Deferred Share Units. The Corporation and an Eligible Director who receives an award of Deferred Share Units pursuant to this Section 2.3.2 shall enter into a DSU Award Agreement to evidence the award and the terms, including terms with respect to vesting, applicable thereto. In the case of an Eligible Director who is a U.S. Taxpayer, where the Eligible Director is provided an election of determining the form of the equity based compensation that may be granted by the Board in its discretion, such election shall be made prior to the date on which the Board provides the Eligible Director with a legally binding right to the award (i.e., the date of grant of the award).

2.3.3    Deferred Share Units credited to an Eligible Director’s Account under Section 2.3.1, together with any additional Deferred Share Units granted in respect thereof under Section 2.4, will be fully vested upon being credited to an Eligible Director’s Account and the Eligible Director’s entitlement to payment of such Deferred Share Units at his Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board.

2.3.4    Deferred Share Units credited to an Eligible Director’s Account under Section 2.3.2, together with any additional Deferred Share Units granted in respect thereof under Section 2.4, will vest in accordance with such terms and conditions as may be determined by the Board and set out in the DSU Award Agreement, provided that, in the case of an Eligible Director who is a U.S. Taxpayer and who has made an election as to the form of the equity based compensation that may be granted by the Board in its discretion, in accordance with Section 2.3.2, the Board shall specify a vesting date that is no earlier than twelve months from the date such Deferred Share Units are granted, whereby the Eligible Director is required to continue to provide services during the twelve months following the date of grant.

2.4	Dividends

On any payment date for dividends paid on Common Shares, an Eligible Director shall be credited with dividend equivalents in respect of Deferred Share Units credited to the Eligible Director’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Fair Market Value as of the date on which the dividends on the Common Shares are paid.

2.5	Eligible Director’s Account

An Eligible Director’s Account shall record at all times the number of Deferred Share Units standing to the credit of the Eligible Director. Upon payment or delivery of Common Shares in satisfaction of Deferred Share Units credited to an Eligible Director in the manner described herein, such Deferred Share Units shall be cancelled. A written confirmation of the balance in each Eligible Director’s Account shall be provided by the Corporation to the Eligible Director at least annually.

2.6	Adjustments and Reorganizations

Notwithstanding any other provision of the Plan, in the event of any change in the Common Shares by reason of any stock dividend, split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Common Shares or distribution of rights to holders of Common Shares or any other form of corporate reorganization whatsoever, an equitable adjustment shall be made to any Deferred Share Units then outstanding. Such adjustment shall be made by the Committee, subject to Applicable Law, shall be conclusive and binding for all purposes of the Plan.

2.7	Take-over Bids

If a Take-over Bid is made, then, notwithstanding Section 2.3.2 and the terms of any DSU Award Agreement, but subject to the other provisions of the Plan, the following shall apply:

(a)	Unless otherwise determined by the Board any Deferred Share Units which are outstanding at the time that such Take-over Bid is made and which have not already vested in accordance with the provisions of the Plan other than this Section 2.7 shall, subject to Section 2.7(b) and Section 2.3.4, become conditionally vested.

(b)	The vesting of Deferred Share Units under this Section 2.7 shall be conditional upon the completion of the Take-over Bid on or before the expiry of the Take-over Bid.

(c)	If, upon the expiry of the Take-over Bid, the Take-over Bid is not completed then, as of and from the expiry of the Take-over Bid, the conditional vesting of any Deferred Share Units pursuant to this Section 2.7 shall lapse and such Deferred Share Units shall remain eligible to vest in accordance with the Plan and any DSU Award Agreement governing the award of such Deferred Share Units. For greater certainty, Deferred Share Units that would have vested in any event during the period between the time a Take-over Bid is made and the expiry of the Take-over Bid regardless of this Section 2.7, shall vest as of the applicable date of vesting determined pursuant to the provisions of the Plan other than this Section 2.7 and any applicable DSU Award Agreement irrespective of whether the Take-over Bid is completed.

Section 3	Redemptions

3.1	Redemption of Deferred Share Units

Subject to Section 3.5 , an Eligible Director’s Entitlement Date shall be the date that is six months after his Termination Date and all vested Deferred Share Units credited to such Eligible Director’s Account on such date shall be redeemed in return for a cash payment or Common Shares bought on the open market in accordance with Section 3.3 during the period that commences on such Entitlement Date and ends on December 31 of the calendar year that includes such Entitlement Date.

3.2	Settlement of Deferred Share Units

An Eligible Director, or the Beneficiary of an Eligible Director, as the case may be who redeems vested Deferred Share Units hereunder shall be entitled to receive:

(a)	Common Shares purchased by the Broker for the account of the Eligible Director or his or her Beneficiary, as applicable, in accordance with Section 3.3;

(b)	a cash payment to the Eligible Director or his or her Beneficiary, as applicable in an amount equal to the Fair Market Value of the Deferred Share Units that are being redeemed as of the Entitlement Date applicable to such Deferred Share Units, net of any applicable withholding taxes and other required source deductions, or

(c)	a combination of Common Shares purchased by the Broker in accordance with Section 3.3 and cash, with an aggregate value equal to the Fair Market Value of the Deferred Share Units that are being redeemed as of the Entitlement Date applicable to such Deferred Share Units after taking into account brokerage commissions and other reasonable acquisition costs in respect of the Common Shares and net of any applicable withholding taxes and other required source deductions, all as determined by the Committee. For greater certainty, no cash payments will be made and no Common Shares will be purchased in respect of an Deferred Share Units credited to an

Eligible Director’s Account that have not vested in accordance with the terms of the Plan and any applicable agreement under Section 2.3.2 on or before the Eligible Director’s Termination Date.

3.3	Purchase of Shares on the Open Market

3.3.1    Where the Committee determines that all or a portion of an Eligible Director’s Deferred Share Units will be redeemed for Common Shares such Common Shares shall be purchased by the Broker on the Toronto Stock Exchange, NASDAQ or any other stock exchange approved by the Committee.

3.3.2    The Corporation shall notify the Broker as to the number of whole Common Shares to be purchased by the Broker on behalf of the Eligible Director (or the Beneficiary of an Eligible Director) on the basis of one Common Share for each Deferred Share Unit to be redeemed for Common Shares, subject to an adjustment in the number of Common Shares on account of applicable taxes and other source deductions in accordance with Section 4.11 and provided that the number of Common Shares to be purchased will be rounded down to the nearest whole number and no payment will be made in respect of any fractional Deferred Share Units or Common Shares. As soon as practicable thereafter, the Broker shall purchase on the applicable stock exchange the number of Common Shares specified in the notice from the Corporation and shall advise the Eligible Director, or the Eligible Director’s Beneficiary, as applicable, and the Corporation of:

i.	the aggregate purchase price of the Common Shares;

ii.	the purchase price per share or, if the Common Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per share);

iii.	the amount of any related brokerage commission; and

iv.	the settlement date for the purchase of the Common Shares.

3.3.3    On the settlement date in respect of the Common Shares purchased hereunder, upon payment of the aggregate purchase price and related brokerage commission by the Corporation on behalf of the Eligible Director, the Broker shall deliver to the Eligible Director, or to his designated representative, the certificate representing the Common Shares purchased on behalf of such Eligible Director or shall cause such Common Shares to be transferred electronically to an account designated by such Eligible Director.

3.3.4    Upon designation of a Broker or at any time thereafter, the Corporation may elect to provide the designated Broker with a letter agreement to be executed by the Broker, the Eligible Director and the Corporation, setting forth, inter alia:

i.	the Broker’s agreement with being so designated, to acting for the Eligible Director’s account in accordance with customary usage of the trade with a view to obtaining the best share price for the

Eligible Director in respect of the Common Shares to be purchased for the Eligible Director, and to delivering to the Eligible Director, or his or her representative, the share certificate for, or to transferring electronically to an account designated by the Eligible Director, the Common Shares purchased upon receipt from the Corporation of payment of the aggregate purchase price and related reasonable brokerage commission; and

ii.	the Corporation’s agreement to notify the Broker of the number of Common Shares to be purchased and to pay the Aggregate Purchase Price and the related reasonable brokerage commission,

provided, however, that none of the terms of such letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of, or not independent from, the Corporation for purposes of any applicable corporate, securities requirement or under Stock Exchange Rules.

3.4	Payments in Cash Where No Market for Common Shares

In the event that at the time contemplated for the purchase of Common Shares or payment in cash under Section 3.2 there is no public market for the Common Shares the obligations of the Corporation or any Affiliate with respect to such Eligible Director’s Deferred Share Units shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be equitable in the circumstances based on the value of the Common Shares at the time of payment, such determination to be final and binding for all purposes.

3.5	Extended Entitlement Date

In the event that the Committee is unable, by an Eligible Director’s Entitlement Date, to compute the final value of the Deferred Share Units recorded in such Eligible Director’s Account by reason of the fact that any data required in order to compute the market value of a Share has not been made available to the Committee and such delay is not caused by the Eligible Director, then the Entitlement Date shall be the next following trading day on which such data is made available to the Committee.

3.6	Limitation on Extension of Entitlement Date

Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Director’s Termination Date.

Section 4	General

4.1	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.

4.2	Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of the Corporation and an Eligible Director, including without limitation, the estate of such Eligible Director and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Corporation’s or the Eligible Director’s creditors.

4.3	Plan Amendment

4.3.1    The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to any amount of Annual Remuneration in respect of which an Eligible Director has then elected to receive Deferred Share Units or Deferred Share Units which the Eligible Director has then been granted under the Plan.

4.3.2    Notwithstanding Section 4.3.1, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision and the requirements of Section 409A of the Code, as may apply to Eligible Directors who are U.S. Taxpayers. For avoidance of doubt, and notwithstanding Section 4.3.1, if any provision of the Plan contravenes any regulations or U.S. Treasury guidance promulgated under Section 409A of the Code or would cause the Deferred Share Units to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan shall, to the extent that it applies to U.S. Taxpayers, be modified, without the consent of any Eligible Director, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

4.4	Plan Termination

The Board may terminate the Plan at any time but no such termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to any amount of Annual Remuneration in respect of which an Eligible Director has then elected to receive Deferred Share Units or Deferred Share Units which the Eligible Director has then been granted under the Plan. Notwithstanding the foregoing, any termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision and the requirements of Section 409A of the Code as may apply to Eligible Directors who are U.S. Taxpayers.

4.5	Applicable Trading Policies and Reporting Requirements

The Committee and each Eligible Director will ensure that all actions taken and decisions made by the Committee or an Eligible Director, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Corporation relating to insider trading and “black out” periods. All Deferred Share Units shall be considered a “security” of the Corporation solely for reporting purposes under the insider trading policy of the Corporation.

4.6	Currency

All payments and benefits under the Plan shall be determined and paid in the lawful currency of the United States or Canada, as determined by the Committee.

4.7	Designation of Beneficiary

Subject to the requirements of Applicable Law, an Eligible Director may designate in writing a person who is a dependant or relation of the Eligible Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director. The Eligible Director may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in the form of Schedule C. The initial designation of each Eligible Director shall be executed and filed with the Secretary of the Corporation within sixty (60) days following the Effective Date of the Plan. Changes to such designation may be filed from time to time thereafter.

4.8	Death of Eligible Director

In the event of an Eligible Director’s death, any and all Deferred Share Units then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s Beneficiary in accordance with Section 3 and the date of death shall be deemed to be the Termination Date.

4.9	Rights of Eligible Directors

4.9.1    Except as specifically set out in the Plan, no Eligible Director, or any other person shall have any claim or right to any benefit in respect of Deferred Share Units granted or Annual Remuneration payable pursuant to the Plan.

4.9.2    Rights of Eligible Directors respecting Deferred Share Units and other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

4.9.3    The Plan shall not be construed as granting an Eligible Director a right to be retained as a member of the Board or a claim or right to any future grants of Deferred Share Units, future Annual Remuneration or other benefits under the Plan.

4.9.4    Under no circumstances shall Deferred Share Units be considered Common Shares nor shall they entitle any Eligible Director or other person to exercise voting rights or any other rights attaching to the ownership of Common Shares.

4.10	Compliance with Law

Any obligation of the Corporation pursuant to the terms of the Plan is subject to compliance with Applicable Law. The Eligible Directors shall comply with Applicable Law and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

4.11	Withholding

For greater certainty, and without derogation from any rights the Corporation may have with respect to the withholding of taxes, source deductions or other amounts pursuant to Applicable Law, the Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder for purposes of compliance or intended compliance with Applicable Law.

SCHEDULE A

Deferred Share Unit Plan for Eligible Directors of

Open Text Corporation (the “Plan”)

ELECTION NOTICE

I.	Election:

Subject to Part II of this Notice, for the period          to         , I hereby elect to receive the following percentage of Annual Remuneration by way of Deferred Share Units (“DSUs”):

	Amount	Percentage in DSUs	Percentage in Cash*
Annual Remuneration	$	%	%

*cash payments will be made quarterly in arrears

II.	Acknowledgement

I confirm and acknowledge that:

1.	I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

2.	I will not be able to cause the Corporation or any Affiliate thereof to redeem DSUs granted under the Plan until the date specified in the Plan following my Termination Date.

3.	When DSUs credited to my account pursuant to this election are redeemed in accordance with the terms of the Plan after my Termination Date, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

4.	The value of DSUs are based on the value of the Common Shares of the Corporation and therefore are not guaranteed.

5.	No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded and unsecured liability recorded on the books of the Corporation.

6.	This election is irrevocable.

7.	The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

Date	(Name of Eligible Director)

(Signature of Eligible Director)

Schedule B

Open Text Corporation Directors’ Deferred Share Unit Plan (the “Plan”)

DSU AWARD AGREEMENT

I.	Agreement and Grant

This Agreement is entered into between Open Text Corporation (the “Corporation”) and the director named below (the “Eligible Director”) pursuant to Section 2.3.2 of the Plan and confirms that effective •, 200     (the “Effective Date”)              [number] Deferred Share Units (“DSUs”) have been granted by the Corporation to the Eligible Director on the terms set out in this Agreement and the Plan.

II.	Vesting

All DSUs referred to in Part I above, together with any additional DSUs credited to the Eligible Directors’ Account pursuant to Section 2.4 of the Plan in respect of such DSUs shall vest on the date of the Corporation’s first Annual General Meeting following the Effective Date. DSUs that fail to vest in accordance with this Part II shall be forfeited without any payment or other compensation therefor.

III.	Acknowledgement

The Eligible Director confirms and acknowledges that:

1.	He/she has received and reviewed a copy of the terms of the Plan and this Agreement and agrees to be bound by them.

2.	Only DSUs that vest in accordance with Part II above may be redeemed by the Eligible Director or his/her Beneficiary.

3.	He/she will not be able to cause the Corporation or any Affiliate thereof to redeem DSUs referred to in Part I above or any additional DSUs credited to the Eligible Director’s Account pursuant to Section 2.4 of the Plan in respect of such DSUs until the date specified in the Plan following his/her Termination Date.

4.	When DSUs referred to in Part I above and additional DSUs credited to the Eligible Director’s Account pursuant to this election are redeemed in accordance with the terms of the Plan after he/she is no longer either a director or employee of the Corporation or any Affiliate thereof, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

5.	The value of DSUs are based on the value of the common shares of the Corporation and therefore are not guaranteed.

6.	No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded liability recorded on the books of the Corporation.

7.	In the event of any discrepancy between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise specified herein.

IN WITNESS WHEREOF the Corporation and Eligible Director have executed this Agreement as of the Effective Date.

By:
(Signature of Eligible Director)

(Name of Eligible Director)

OPEN TEXT CORPORATION

By:

By:

SCHEDULE C

BENEFICIARY DESIGNATION

To:    Open Text Corporation

I,                     , being an Eligible Director in the Open Text Corporation Directors’ Deferred Share Unit Plan (the “Plan”) hereby designate the following person as my Beneficiary for purposes of the Plan:

Name of Beneficiary:

Address of Beneficiary:

This designation revokes any previous beneficiary designation made by me under the Plan. Under the terms of the Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Date:

Name:	(please print)

Signature: